Exhibit 10(a)(xv)

H. J. Heinz Company Annual Incentive Plan
(as amended and restated effective January 1, 2008)
Article 1. Establishment and Purpose
1.1 Establishment of the Plan. H.J. Heinz Company (the “Company”), hereby establishes an annual incentive compensation plan to be known as the “H. J. Heinz Company Annual Incentive Plan” (the “Plan”). The Plan permits the awarding of annual cash incentive awards to certain salaried employees of the Company, its subsidiaries, and affiliates based on the achievement of preestablished performance goals.
     An award period under the Plan shall be the fiscal year of the Company; provided, however, that the Committee (as defined in Section 2.1) may establish any shorter or longer period as it deems appropriate under the circumstances (hereinafter, an “Award Period”).
     The effective date of the Plan was April 28 1994 (the “Effective Date”). The effective date of this amended and restated version of the Plan is January 1, 2008. The Plan shall remain in effect until terminated by the Board of Directors of the Company (the “Board”).
1.2 Purpose. The primary purposes of the Plan are to motivate Participants toward achieving annual goals that are within business unit and/or individual control; encourage teamwork in various segments of the Company; and reward performance with pay that varies in relation to the achievement of preestablished goals. The Plan is intended to apply to salaried employees of the Company, its subsidiaries, and affiliates in the United States and throughout the world, as determined and selected by the Committee.
Article 2. Administration
2.1 The Committee. The Plan shall be administered by the Management Development and Compensation Committee of the Board or another successor Committee appointed by the Board (the “Committee”). The members of the Committee shall be appointed by, and shall serve at the discretion of, the Board.
2.2 Authority of the Committee. Except as limited by law or by the Company’s Articles of Incorporation or Bylaws, and subject to the provisions herein, the Committee shall have authority to select Participants (as defined in Section 3.2) in the Plan; determine the size and types of awards; determine the terms and conditions of earning awards; interpret the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to Articles 7 and 10, amend the terms and conditions of the Plan, including outstanding Award Opportunities (as defined in Section 4.1). Further, the

Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate any of its authority granted under the Plan to such other person or entity it deems appropriate, including, but not limited to, senior management of the Company.
2.3 Guidelines. Subject to the provisions herein, the Committee may adopt written guidelines for the implementation and administration of the Plan.
2.4 Decisions Binding. All determinations and decisions of the Committee arising under the Plan shall be final, binding, and conclusive upon all parties.
Article 3. Eligibility and Participation
3.1 Eligibility. Full-time salaried employees of the Company, its subsidiaries, and affiliates shall be eligible to be selected to participate in the Plan in any Award Period. In addition, the Chief Executive Officer of the Company may select part-time employees, except for the Named Executive Officers (as defined in Article 7), to be eligible to participate in the Plan
3.2 Participation. No later than the earlier of ninety (90) days after the commencement of the applicable Award Period or the completion of twenty-five percent (25%) of such Award Period, the Committee shall, in its discretion, determine the eligible employees who shall participate in the Plan (collectively, the “Participants”) during such Award Period.
3.3 Partial Award Period Participation. Except as provided in Article 7 herein, an employee who becomes eligible after the beginning of an Award Period may participate in the Plan for that Award Period. Such situations may include, but are not limited to: (a) new hires; (b) promotions from a position which did not previously meet the eligibility criteria; or (c) transfers from an affiliate which does not participate in the Plan. Notwithstanding the foregoing, an employee must have been eligible to participate in the Plan for at least three (3) months during the applicable Award Period to receive an award under the Plan.
     The Committee, in its sole discretion, retains the right to prohibit or allow participation in the Initial Award Period of eligibility for any of the aforementioned employees.
3.4 No Right to Participate. No Participant or other employee shall, at any time, have a right to be selected for participation in the Plan for any Award Period, despite having previously participated in the Plan.

Article 4. Award Determination
4.1 Performance Measures and Performance Goals. Subject to Article 7 herein, prior to the beginning of each Award Period, or as soon as practicable thereafter the Committee shall select performance measures and shall establish performance goals for that Award Period. Such performance measures need not be the same for all Participants.
     Participants shall be grouped into categories (“Participant Categories”), as determined by the Committee based on level of responsibility. With respect to each Participant Category, the Committee shall establish ranges of performance goals which correspond to various levels of incentive award payment amounts (Award Opportunities”) for the Award Period. Each range of performance goals shall include a level of performance at which one hundred percent (100%) of the targeted incentive award (“Target Incentive Award”) may be earned. In addition, each range of performance goals shall include levels of performance above and below the one hundred percent (100%) performance level.
     After the performance goals are established, the Committee will align the achievement of the performance goals with Award Opportunities (as described in Section 4.2 herein), such that the level of achievement of the preestablished performance goals at the end of the Award Period will determine the actual annual award amount (“Final Awards”). Except as provided in Article 7 herein, the Committee shall have the authority to exercise subjective discretion in the determination of Final Awards with respect to any or all Participants, as well as the authority to delegate the ability to exercise subjective discretion in this respect.
4.2 Award Opportunities. Prior to the beginning of each Award Period or as soon as practicable thereafter, the Committee shall establish, in writing, Award Opportunities which correspond to various levels of achievement of the preestablished performance goals. The established Award Opportunities shall vary in relation to the Participant Categories and may vary among affiliates and business units of the Company. Except as provided in Article 7 herein, in the event a Participant changes Participant Categories during an Award Period, the Participant’s Award Opportunity may be adjusted to reflect the amount of time in each Participant Category during the Award Period.
4.3 Adjustment of Performance Goals and Award Opportunities. Once established, performance goals normally may not be changed during the Award Period. However, except as provided in Article 7 herein, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Committee may approve appropriate adjustments to the performance goals (either upward or downward) during the Award Period as such goals apply to the Award Opportunities of specified Participants.
     Notwithstanding any other provision of the Plan, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company, such adjustment shall be made in the Award Opportunities and/or the performance measures or performance goals related to the then-current Award Period as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that subject to Article 7 herein, any such adjustment shall not be made with respect to Named Executive Officers (as defined in Article 7) if it would eliminate the ability of Award Opportunities held by Named Executive Officers to qualify for the “performance-based” exemption under Section 162(m) of the Internal Revenue Code (the “Code”).
4.4 Final Award Determinations. At the end of each Award Period, Final Awards shall be computed for each Participant as determined by the Committee. Subject to Article 7 herein, Final Awards may vary above or below the Target Incentive Award, based on the level of achievement of the preestablished Company-wide, business unit or affiliate, and/or individual performance goals, as applicable. In addition, except as provided in Article 7 herein, the Committee shall have the authority to reduce or eliminate Final Award determinations of any or all Participants, based upon any objective or subjective criteria it deems appropriate.
4.5 Final Award Limit. The Committee may establish guidelines governing the maximum Final Awards that may be earned by Participants (either in the aggregate, by Participant Category, or among individual Participants) in each Award Period. The guidelines may be expressed as a percentage of Company-wide, business unit, or affiliate goals or financial measures, or such other measures as the Committee shall determine; provided, however, that the maximum payout with respect to a Final Award payable to any one Participant in connection with performance in any one (1) Award Period shall be four million dollars ($4,000,000).
     Notwithstanding the foregoing, the aggregate of all payments of Final Awards under the Plan for any Award Period shall not exceed, for each such Award Period, the sum of: (a) three percent (3%) of the net income of the Company and its consolidated subsidiaries, before taxes and before giving effects to extraordinary items, before taxes on income, and before deductions for minority interests and the amounts of payments of Final Awards under the Plan (“Consolidated Pre-tax Net Income”), and (b) five percent (5%) of Consolidated Pre-tax Net Income in excess of a twelve percent (12%) return on “Shareholders” Equity” in the Company. For purposes of this Plan, “Shareholders’ Equity” is the consolidated capital and surplus of the Company and its consolidated subsidiaries at the beginning of the Award Period to which the Final Award payments relate.
4.6 Threshold Levels of Performance. The Committee may establish minimum levels of performance goal achievement, below which no payouts of Final Awards shall be made to any Participant.

Article 5. Payment of Final Awards
5.1 Form and Timing of Payment. Subject to the terms and conditions as established by the Committee prior to the payment of Final Awards, Participants shall have the election to choose from among the following three (3) methods of payment of Final Awards under the Plan:
(a) Receive payment in cash as soon as practicable following the determination of the Final Award;
(b) Consistent with the provisions of Section 12 and the rules of Code Section 409A, defer receipt of payment into the H. J. Heinz Company Executive Deferred Compensation Plan, as amended and restated effective January 1, 2005, and as further amended from time to time, or such other deferred compensation plan of the Company as designated by the Committee under which deferrals of Award Opportunities under this Plan are permitted (the “Deferred Compensation Plan”), provided that the Participant is eligible and selected to participate in the Deferred Compensation Plan during the applicable Award Period; or
(c) Consistent with the provisions of Section 12 and the rules of Code Section 409A, if applicable, defer receipt of payment into a tax-qualified retirement savings plan sponsored by the Company (as applicable, the “Savings Plan”); provided, however, that the Participant must be eligible to make deferrals under the Savings Plan, and provided further that the administrator of the Savings Plan may place such terms, conditions, or restrictions on any election made under this Section 5.1(c) as it deems appropriate, including, but not limited to, additional restrictions on or requirements for eligibility to make such deferrals.
     In its discretion, the Committee may establish terms and conditions which permit each Participant to divide the total amount of his/her Final Award in any Award Period among two (2) or more of the methods of payment described in this Section 5.1.
5.2 Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
Article 6. Termination of Employment
6.1 Termination of Employment Due to Death, Disability, or Retirement. In the event a Participant’s employment is terminated by reason of death, disability (as determined in each case by the Committee or such other person designated pursuant to Section 2.2), or retirement (as defined in the Company’s Employees Retirement and Savings Plan or under any other retirement plan of the Company or of a subsidiary of the Company), the Final Award determined in accordance with Article 4 herein shall be reduced to reflect participation prior to employment termination only. The reduced award shall be determined by multiplying said Final Award by a fraction; the numerator of which is the number of full months of employment in the-Award Period through the date of employment termination, and the denominator of which is twelve (12). In the case of a Participant’s disability, the employment termination shall be deemed to have occurred on the date all of the conditions of disability have been satisfied, as determined by the Committee.
     Notwithstanding any election made by a Participant pursuant to Section 5.1 herein, the Final Award thus determined shall be paid in cash at the same time as awards for active Participants are paid after the completion of the Award Period.
6.2 Termination of Employment for Other Reasons. Except as provided in Article 9 herein, in the event that a Participant’s employment is terminated prior to completion of an Award Period for any reason other than death, disability, or retirement, all of the Participant’s rights to a Final Award for such Award Period shall be forfeited. However, except in the event of an involuntary employment termination for “Cause,” the Committee (or such other person designated pursuant to Section 2.2), in its sole discretion, may pay a prorated award for the portion of the Award Period that the Participant was employed by the Company, computed as determined by the Committee. Any such prorated award shall be paid at the same time as awards for active Participants are paid after the completion of the Award Period.
     For purposes of this Plan, “Cause” means (a) willful misconduct by a Participant that is materially detrimental to the Company; or (b) the conviction of a Participant for the commission of a felony or crime involving moral turpitude; provided, however, that if the Participant has entered into an employment agreement that defines “Cause,” and is binding as of the date of employment termination, such definition shall apply. “Cause” under either (a) or (b) shall be determined in good faith by the Committee.
Article 7. Named Executive Officers
7.1 Applicability of Article 7. The provisions of this Article 7 shall apply only to those executive officers whose compensation is required to be reported in the Company’s proxy statement pursuant to Item 402(a)(3)(i) and (ii) of Regulation S-K under the general rules and regulations under the Securities Exchange Act of 1934, as amended (“Named Executive Officers”). In the event of any inconsistencies between this Article 7 and the other Plan provisions as they pertain to Named Executive Officers, the provisions of this Article 7 shall control.
7.2 Establishment of Award Opportunities. Except as provided in Sections 7.8 or 7.9 herein, Award Opportunities for Named Executive Officers shall be established as a function of each Named Executive Officer’s “Base Salary.” No later than the earlier of ninety (90) days after the commencement of the applicable Award Period or the completion of twenty-five percent (25%) of such Award Period, the Committee shall establish, in writing, various levels of Final Awards which will be paid with respect to specified levels of attainment of the preestablished performance goals.

     For purposes of this Article 7, “Base Salary” shall mean, as to any specific Award Period, a Participant’s regular annual salary rate as of the first day of the Award Period. Regular salary shall not be reduced by any salary reduction contributions made to any qualified retirement plan or other deferred compensation plans of the Company, but shall not include any payments under this Plan or any other bonuses, incentive pay, or special awards.
7.3 No Partial Award Period Participation. A Named Executive Officer who becomes eligible after Award Opportunities have been established in an Award Period pursuant to Section 7.2 may first participate in the Plan in the succeeding Award Period.
7.4 Components of Award Opportunities. Each Named Executive Officer’s Award Opportunity shall be based on: (a) the Named Executive Officer’s Target Incentive Award; (b) the potential Final Awards corresponding to various levels of achievement of the preestablished performance goals as established by the Committee; and (c) World Headquarters, business unit or affiliate performance, as applicable, in relation to the preestablished performance goals.
     Except as provided in Sections 7.8 or 7.9 herein, performance measures which may serve as determinants of Named Executive Officers’ Award Opportunities shall be limited to the following measures:
(a) Earnings per share;
(b) Return on assets;
(c) Return on equity;
(d) Return on capital;
(e) Net profit after taxes;
(f) Net profit before taxes; and
(g) Economic value added.
7.5 No Mid-Year Change in Award Opportunities. Except as provided in Sections 7.8 or 7.9 herein, each Named Executive Officer’s Final Award shall be based exclusively on the Award Opportunity levels established by the Committee pursuant to Section 7.2.

7.6 Performance Goals. Except as provided in Sections 7.8 or 7.9 herein, performance goals shall not be changed following their establishment, and Named Executive Officers shall not receive any payout when the minimum performance goals are not met or exceeded.
7.7 Individual Performance and Discretionary Adjustments. Except as provided in Sections 7.8 or 7.9 herein, subjective evaluations of individual performance of Named Executive Officers shall not be reflected in their Final Awards. However, the Committee shall have the discretion to decrease or eliminate the amount of the Final Award otherwise payable to a Named Executive Officer.
7.8 Amendments. Except as provided in Section 7.9 herein, unless the Company’s shareholders have first approved thereof, no amendment of the Plan with respect to any Named Executive Officer may be made which would increase the maximum amount that can be paid to any one Participant under the Plan, change the specified performance goal for payment of Final Awards, or modify the requirements as to eligibility for participation in the Plan.
7.9 Possible Modifications. If, on the advice of the Company’s tax counsel, the Committee determines that Section 162(m) of the Code and the Regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by permitting greater discretion and/or flexibility with respect to Award Opportunities granted to Named Executive Officers pursuant to this Article 7, then the Committee may, in its sole discretion, apply such greater discretion and/or flexibility to such Award Opportunities as is consistent with the terms of this Plan, and without regard to the restrictive provisions of this Article 7.
     In the event the Committee determines that compliance with Code Section 162(m) is not desired, then compliance with Code Section 162(m) will not be required (for example, if such a determination is made, the performance measures specified in Section 7.4 herein, need not be the only determinants of Final Awards and subjective discretion may be applied to increase the Final Awards of Named Executive Officers). Such determination may be made with respect to any or all Award Periods. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility under the Plan, the Committee may make any adjustments it deems appropriate.
Article 8. Rights of Participants
8.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
8.2 Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

Article 9. Change in Control
In the event of a Change in Control, defined in Section 3 of the H.J. Heinz Company Fiscal Year 2003 Stock Incentive Plan, as amended from time to time (“Change in Control”), each Participant shall be entitled to a pro rata payment of his or her Target Incentive Award for the Award Period during which such Change in Control occurs. Such proration shall be determined as a function of the number of days within the Award Period prior to the effective date of the Change in Control, in relation to three hundred sixty-five (365). Such amount shall be paid in cash to each Participant within 30 days after the effective date of the Change in Control; provided, however, that if such accelerated payment would constitute “deferred compensation” (within the meaning of Code section 409A), such accelerated payment shall occur only if the Change in Control is also a “change in control” as defined in Treasury Regulation section 1.409A-3(i)(5), and, if such Change in Control is not also a “change in control” as defined in Treasury Regulation section 1.409A-3(i)(5), such payment shall occur at the same time as awards for active Participants are paid after the completion of the Award Period.
Article 10. Amendments
     Subject to Articles 4, 5, 7, and 12 herein, the Committee may amend any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such action may adversely affect any rights or obligations with respect to any awards theretofore made under the Plan without the prior consent of the Participants affected.
Article 11. Miscellaneous
11.1 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
11.2 Withholding Taxes. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy any withholding tax requirements or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy withholding tax requirements.
11.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
11.4 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.
11.5 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 12. Compliance with Code Section 409A
To the extent that a separate deferral election under the Deferred Compensation Plan pursuant to Section 5.1(b) or Section 5.1(c) is not offered to a Participant with respect to Awards under the Plan, it is intended that the Awards granted to Participants pursuant to this Plan shall not constitute “deferrals of compensation” within the meaning of Code Section 409A and, as a result, shall not be subject to the requirements of Code Section 409A. The Plan is to be interpreted in a manner consistent with this intention.
Notwithstanding any other provision in this Plan, if a separate deferral election is made by a Participant pursuant to Section 5.1(b), the deferral of those Awards shall be governed by and subject to the rules of Code section 409A and the “Deferred Compensation Plan.”
It is intended that amounts deferred pursuant to the provisions of this Plan will not be taxable under Code section 409A. This Plan shall be interpreted and administered, to the extent possible, in a manner that does not result in a “plan failure” (within the meaning of Code section 409A(a)(1)) of this Plan or any other plan or arrangement maintained by the Company. The Plan is designed to comply with Code section 409A (without incurring penalties). In the event of an inconsistency between the terms of the Plan and Code section 409A, the terms of Code section 409A shall control.